EXHIBIT 16.1

TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Re:      Texada Ventures Inc. (the “Company”)

This letter will confirm that we have reviewed Item 4.01 of the Company’s Form 8-K dated March 1, 2007 captioned “Change in Registrant’s Certifying Accountant” and agree with the statements made as they relate to Telford Sadovnick, P.L.L.C. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Manning Elliott LLP or the approval of such engagement by the Company’s Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

By: /s/ Aaron H. Sadovnick

TELFORD SADOVNICK, P.L.L.C.

Bellingham, Washington, USA

March 2, 2007